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                                                                     EXHIBIT 5.1

                         OPINION OF COOLEY GODWARD llp

January 26, 2001

NVIDIA Corporation
3535 Monroe Street
Santa Clara, CA 95051

Ladies and Gentlemen:

   We have acted as counsel for NVIDIA Corporation, a Delaware corporation (the "Company"), in connection with the purchase of assets (the "Asset Purchase") contemplated by that certain Asset Purchase Agreement, dated as of December 15, 2000, by and among the Company, Titan Acquisition Corp. No. 2 a Delaware corporation and a wholly-owned subsidiary of the Company, and 3dfx Interactive, Inc., a California corporation. This opinion is being furnished in connection
with the Registration Statement on Form S-4 (No. 333-   ), as amended (the
"Registration Statement"), which covers a total of 1,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), to be issued in connection with the Asset Purchase.

   In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws, (ii) the resolutions adopted by the Board of Directors of the Company on December 14, 2000, (iii) the Registration Statement and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

   Based upon and subject to the foregoing, in our opinion the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

   We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

Cooley Godward llp

/s/ Kenneth L. Guernsey
Kenneth L. Guernsey